Exhibit 32.2

Certification

Pursuant to 18 U.S.C. § 1350, the undersigned officer of Cimarex Energy Co. (the Company), hereby certifies, to such officer’s knowledge, that the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2019 (the Report) fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934, and that the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated: November 5, 2019

/s/ G. Mark Burford
	Name:	G. Mark Burford
	Title:	Senior Vice President and Chief Financial Officer

The foregoing certification is being furnished solely pursuant to 18 U.S.C. § 1350 and is not being filed as a separate disclosure document.